Term Sheet To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement AF dated May 1, 2008	Term Sheet No. 482AF/A†† Registration Statement No. 333-137902 Dated August 13, 2008; Rule 433

Deutsche Bank AG

Structured Investments	Deutsche Bank $ Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Dow Jones EURO Stoxx 50®, the FTSETM 100 Index and the TOPIX® due August 18, 2010

General

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The notes are designed for investors who seek a return of two times the appreciation of a weighted diversified basket of three international buffered return enhanced components, consisting of the Dow Jones EURO Stoxx 50 (“SX5E”), the FTSE 100 Index (“UKX”) and the TOPIX (“TPX”), each of which is subject to a different maximum return as described below, at maturity. Investors should be willing to forgo coupon and dividend payments and, if any Component Underlying declines by more than 10%, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing August 18, 2010†.
•	Minimum purchase of $20,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about August 13, 2008 and are expected to settle on or about August 18, 2008.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Basket/Basket Components:

The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket

Component,” and together, the “Basket Components”). Each Basket Component is linked to an international index (each a “Component Underlying,” and together, the “Component Underlyings”) as set forth below:

Component Underlying	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return*	Downside Factor
SX5E	55.00%	10%	2	30.00%	1.1111
UKX	25.00%	10%	2	25.60%	1.1111
TPX	20.00%	10%	2	33.50%	1.1111
* The actual Maximum Return for each Basket Component will be set on the pricing date and will not be less than the applicable percentage set forth in the table above. The maximum payment at maturity, based on the percentages set forth above, is $1,296.00 per $1,000 note face amount.

Payment at Maturity:

The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the

Basket Components. At maturity, your payment per $1,000 note face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:

Ending Underlying Level	Component Return
is greater than the Starting Underlying Level	Underlying Return x Upside Leverage Factor, subject to the Maximum Return
is equal to the Starting Underlying Level or less than the Starting Underlying Level by not more than the Buffer Amount	0
is less than the Starting Underlying Level by more than the buffer amount	(Underlying Return + Buffer Amount) x Downside Factor

For each Basket Component, if the Ending Underlying Level for the applicable Component Underlying declines from the Starting Underlying Level for such Component Underlying by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.
Maximum Return:	With respect to a Basket Component, a percentage that we will determine on the pricing date and that will not be less than the respective percentage set forth above under “Basket/Basket Components.” For example, if the Underlying Return for the SX5E is more than 15.00%, the applicable Component Return will be equal to the applicable Maximum Return, or 30.00%.
Underlying Return:	With respect to each Component Underlying, the performance of the Component Underlying from the Starting Underlying Level to the Ending Underlying Level, calculated as follows:
Ending Underlying Level – Starting Underlying Level
Starting Underlying Level
Starting Underlying Level:	With respect to each Component Underlying, the Index closing level on the pricing date.
Ending Underlying Level:	With respect to each Component Underlying, the arithmetic average of the Index closing levels on each of the Averaging Dates.
Averaging Dates†:	August 9, 2010, August 10, 2010, August 11, 2010, August 12, 2010 and August 13, 2010
Maturity Date†:	August 18, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 RY 1

†	Subject to postponement in the event of a market disruption event as described in the accompanying product supplement for return enhanced notes.
††	This amended and restated term sheet supersedes term sheet No. 482AF in its entirety. We refer to this amended and restated term sheet as “term sheet.”

Investing in the Notes Linked to a Basket Consisting of Buffered Return Enhanced Components involves a number of risks. See “Risk Factors” beginning on page 13 of the accompanying product supplement for return enhanced notes and “Selected Risk Considerations” beginning on page 7 of this term sheet. Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement for return enhanced notes, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$13.00	$987.00
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $987.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

Placement Agent

August 13, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement AF dated May 1, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AF dated May  1, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508099393/d424b21.pdf

Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

Prospectus dated October  10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What Is the Underlying Return for Each Component Underlying and the Corresponding Component Return for Each Basket Component Assuming a Range of Performance for Each Component Underlying?

The following table illustrates the hypothetical Underlying Return for each Component Underlying and the corresponding Component Return for each Basket Component. The hypothetical Underlying Returns and Component Returns set forth below use a Starting Underlying Level of 3,440.00, 5,540.00 and 1,280.00 for the SX5E, the UKX and the TPX, respectively, and a hypothetical Maximum Return of 30.00%, 25.60% and 33.50% for the Basket Components linked to the SX5E, the UKX and the TPX, respectively. The hypothetical Underlying Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Underlying Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Dow Jones EURO STOXX 50® Index			FTSE™ 100 Index			TOPIX® Index
Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return
6192.00	80.00%	30.00%	9972.00	80.00%	25.60%	2304.00	80.00%	33.50%
5676.00	65.00%	30.00%	9141.00	65.00%	25.60%	2112.00	65.00%	33.50%
5160.00	50.00%	30.00%	8310.00	50.00%	25.60%	1920.00	50.00%	33.50%
4816.00	40.00%	30.00%	7756.00	40.00%	25.60%	1792.00	40.00%	33.50%
4472.00	30.00%	30.00%	7202.00	30.00%	25.60%	1664.00	30.00%	33.50%
4128.00	20.00%	30.00%	6648.00	20.00%	25.60%	1536.00	20.00%	33.50%
3784.00	10.00%	20.00%	6094.00	10.00%	20.00%	1408.00	10.00%	20.00%
3744.44	8.85%	17.70%	5983.20	8.00%	16.00%	1399.04	9.30%	18.60%
3680.80	7.00%	14.00%	5927.80	7.00%	14.00%	1369.60	7.00%	14.00%
3646.40	6.00%	12.00%	5872.40	6.00%	12.00%	1356.80	6.00%	12.00%
3612.00	5.00%	10.00%	5817.00	5.00%	10.00%	1344.00	5.00%	10.00%
3440.00	0.00%	0.00%	5540.00	0.00%	0.00%	1280.00	0.00%	0.00%
3268.00	-5.00%	0.00%	5263.00	-5.00%	0.00%	1216.00	-5.00%	0.00%
3096.00	-10.00%	0.00%	4986.00	-10.00%	0.00%	1152.00	-10.00%	0.00%
2752.00	-20.00%	-11.11%	4432.00	-20.00%	-11.11%	1024.00	-20.00%	-11.11%
2408.00	-30.00%	-22.22%	3878.00	-30.00%	-22.22%	896.00	-30.00%	-22.22%
2064.00	-40.00%	-33.33%	3324.00	-40.00%	-33.33%	768.00	-40.00%	-33.33%
1720.00	-50.00%	-44.44%	2770.00	-50.00%	-44.44%	640.00	-50.00%	-44.44%
1376.00	-60.00%	-55.56%	2216.00	-60.00%	-55.56%	512.00	-60.00%	-55.56%
1032.00	-70.00%	-66.67%	1662.00	-70.00%	-66.67%	384.00	-70.00%	-66.67%
688.00	-80.00%	-77.78%	1108.00	-80.00%	-77.78%	256.00	-80.00%	-77.78%
344.00	-90.00%	-88.89%	554.00	-90.00%	-88.89%	128.00	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth above, including the underlying assumptions described above. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The level of the SX5E increases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 3,612.00, the UKX increases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 5,817.00, and the level of the TPX increases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 1,344.00.

Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Return of 5.00% for the SX5E, 5.00% for the UKX and 5.00% for the TPX, each multiplied by the Upside Leverage Factor, does not exceed the hypothetical Maximum Return of 30.00%, 25.60% and 33.50%, respectively, the Basket Return is calculated as follows:

[(5.00% x 2) x 55.00%] + [(5.00% x 2) x 25.00%] + [(5.00% x 2) x 20.00%] = 10.00%

Accordingly, the investor receives a payment at maturity of $1,100.00 per $1,000 note face amount, calculated as follows:

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 2: The level of the SX5E increases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 4,128.00, the UKX increases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 6,648.00 and the level of the TPX increases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 1,536.00.

Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Returns of 20.00% for the SX5E, 20.00% for the UKX and 20.00% for the TPX, each multiplied by the Upside Leverage Factor, exceeds the hypothetical Maximum Return of 30.00%, 25.60% and 33.50%, respectively, the Basket Return is calculated as follows:

(30.00% x 55.00%) + (25.60% x 25.00%) + (33.50% x 20.00%) = 29.60%

Accordingly, the investor receives a payment at maturity of $1,296.00 per $1,000 note face amount, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x 29.60%) = $1,296.00

Example 3: The level of the SX5E increases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 4,128.00, the UKX increases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 5,817.00 and the level of the TPX increases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 1,344.00.

Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and the Underlying Return of 20.00% for the SX5E multiplied by 2 exceeds the hypothetical Maximum Return of 30.00%, while each of the Underlying Return of 5.00% for the UKX and 5.00% for the TPX, each multiplied by 2, does not exceed the hypothetical Maximum Return of 25.60% and 33.50%, respectively, the Basket Return is calculated as follows:

(30.00% x 55.00%) + [(5.00% x 2) x 25.00%] + [(5.00% x 2) x 20.00%] = 21.00%

Accordingly, the investor receives a payment at maturity of $1,210.00 per $1,000 note face amount, calculated as follows:

$1,000 + ($1,000 x 21.00%) = $1,210.00

Example 4: The level of the SX5E decreases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 3,268.00, the level of the UKX decreases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 5,263.00, and the level of the TPX decreases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 1,216.00.

Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 note face amount.

Example 5: The level of the SX5E decreases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 2,408.00, the UKX decreases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 4,432.00, and the level of the TPX decreases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 768.00.

Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

[[(-30% + 10%) x 1.1111] x 55.00%] + [[(-20% + 10%) x 1.1111] x 25.00%] + [[(-40% + 10%) x 1.1111] x 20.00%] = -21.67%

Accordingly, the investor receives a payment at maturity of $783.30 per $1,000 note face amount, calculated as follows:

$1,000 + ($1,000 x -21.67%) = $783.30

Example 6: The level of the SX5E decreases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 2,408.00, the UKX decreases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 4,986.00, and the level of the TPX decreases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 768.00.

Because the Ending Underlying Level of the UKX is less than its Starting Underlying Level by not more than 10% and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

[[(-30% + 10%) x 1.1111] x 55.00%] + 0% + [[(-40% + 10%) x 1.1111] x 20.00%] = -18.89%

Accordingly, the investor receives a payment at maturity of $811.10 per $1,000 note face amount, calculated as follows:

$1,000 + ($1,000 x -18.89%) = $811.10

Example 7: The level of the SX5E increases from a Starting Underlying Level of 3,440.00 to an Ending Underlying Level of 3,612.00, the UKX decreases from a Starting Underlying Level of 5,540.00 to an Ending Underlying Level of 4,432.00, and the level of the TPX decreases from a Starting Underlying Level of 1,280.00 to an Ending Underlying Level of 896.00.

Because the Ending Underlying Level of the SX5E is greater than its Starting Underlying Level, and the Underlying Return of 5.00% multiplied by 2 does not exceed the hypothetical Maximum Return of 30.00%, and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

[(5.00% x 2) x 55.00%] + [[(-20% + 10%) x 1.1111] x 25.00%] + [[(-30% + 10%) x 1.1111] x 20.00%] = -1.72%

Accordingly, the investor receives a payment at maturity of $982.80 per $1,000 note face amount, calculated as follows:

$1,000 + ($1,000 x -1.72%) = $982.80

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Return for each Component Underlying by 2, up to the hypothetical Maximum Returns of 30.00% for the SX5E, 25.60% for the UKX and 33.50% for the TPX. The actual Maximum Return on the notes will be set on the pricing date and will not be less than these percentages. Accordingly, the maximum payment at maturity is $1,296.00 for every $1,000 note face amount. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of the notes is protected against a decline in the Ending Underlying Level of each Component Underlying, as compared to the applicable Starting Underlying Level, of up to 10%. If the Ending Underlying Level of a Component Underlying declines by more than 10%, for every 1% decline of the Component Underlying beyond 10%, the Component Return for the Basket Component linked to such Component Underlying will be reduced by 1.1111%.

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DIVERSIFICATION AMONG THE BASKET COMPONENTS – Because the Basket Component linked to the SX5E makes up 55.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the SX5E. The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the SX5E, the UKX and the TPX, respectively. The SX5E consists of 50 component stocks of market sector leaders from within the Eurozone. The SX5E and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland, and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which are used under license. The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto. The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The TPX consists of all common stocks listed on the First Section of the Tokyo Stock Exchange that have an accumulative length of listing of at least six months. The TPX is a weighted index, the component stocks of which are reviewed and selected every six months, with the market price of each component stock multiplied by the number of shares listed. For additional information about each Component Underlying, see the information set forth under “Dow Jones EURO Stoxx 50,” “FTSE 100 Index” and “Tokyo Stock Price Index” of the accompanying product supplement.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable under current law to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not be required to recognize taxable income prior to the maturity of your notes, other than pursuant to a sale or exchange, and your gain or loss on the notes should be long-term capital gain or loss if you hold the notes for more than one year.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes might differ materially and adversely. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement. On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the notes (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Component Underlyings or any of the component stocks of the Component Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Component Underlyings and will depend on whether, and the extent to which, the Underlying Return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Underlying Level for any Component Underlying beyond the 10% buffer as compared to the Starting Underlying Level.

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THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN – If the Ending Underlying Level of a Component Underlying is greater than its Starting Underlying Level, the Component Return for the Basket Component linked to such Component Underlying will not exceed a predetermined percentage, regardless of the appreciation in the Component Underlying, which may be significant. We refer to this percentage for each Basket Component as a Maximum Return, which will be set on the pricing date and will not be less than 30.00%, 25.60% and 33.50% for the SX5E Index, the UKX and the TPX , respectively. Assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth in the immediately preceding sentence, your payment at maturity will not exceed $1,296.00 for each $1,000 note face amount.

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CHANGES IN THE VALUES OF THE COMPONENT UNDERLYINGS MAY OFFSET EACH OTHER – Price movements in the Component Underlyings may not correlate with each other. At a time when the value of one or more of the Component Underlyings increases, the value of the other Component Underlyings may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Underlyings may be moderated, or more than offset, by lesser increases or declines in the level of the other Component Underlying or Component Underlyings. For example, assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth on the front cover of this term sheet, the negative Component Return resulting from a 30% decline in the Ending Underlying Level of the SX5E, as compared to its Starting Underlying Level, would more than offset the positive Component Returns resulting from any and all appreciation in both the UKX and the TPX , which appreciation may be significant.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising any Component Underlying would have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full face amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the stocks underlying each Component Underlying are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES – Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Component Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Component Underlyings;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Component Underlyings;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar, the European Union euro, the British pound and the Japanese yen; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE OFFERING OF THE NOTES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes, the offering of the notes will be terminated.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the pricing date and on the Averaging Dates could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graphs show the historical weekly performance of each Component Underlying from January 6, 2003 through August 11, 2008. The Index closing level of the SX5E on August 11, 2008 was 3,445.66. The Index closing level of the UKX on August 11, 2008 was 5,541.80. The Index closing level of the TPX on August 11, 2008 was 1,280.00.

We obtained the various Index closing levels of the Component Underlyings below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Component Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Component Underlying on any of the Averaging Dates. We cannot give you assurance that the performance of the Component Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Issuer that would not exceed $13.00 per $1,000 face amount of notes.